Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES STRONG

QUARTERLY AND ANNUAL EARNINGS AND DIVIDEND INCREASE

Date Set for CEO Transition

Buybacks Authorization Increased

Fourth Quarter 2020 Highlights

•	Increased common stock dividend 9.1% to $0.24 per share

•	Net income of $30.8 million, or $32.6 million excluding merger-related expenses, compared to $12.5 million, or $13.2 million excluding merger-related expenses, for 2019 fourth quarter

•	Earnings per share of $0.82, or $0.87 excluding merger-related expenses, compared to $0.63, or $0.66 excluding merger-related expenses, for 2019 fourth quarter

•	Allowance to Loans ratio of 1.49%, or 1.61% excluding PPP loans

•	Average loan growth of $53.5 million, or 4% annualized growth

•	Average deposit growth of $218.5 million, or 15% annualized growth

•	Pre-tax pre-provision ROAA of 1.81%, or 1.94% excluding merger-related expenses, compared to 1.92%, or 2.02% excluding merger-related expenses, for 2019 fourth quarter

•	Efficiency ratio of 56.0%, or 53.0% core, compared to 59.5%, or 57.4% core, for 2019 fourth quarter

Full Year 2020 Highlights

•	Net income of $63.1 million, or $99.3 million excluding merger-related provision and expenses, compared to $49.4 million, or $50.7 million excluding merger-related expenses, for 2019

•	Earnings per share of $1.75, or $2.76 excluding merger-related provision and expenses, compared to $2.48, or $2.54 excluding merger-related expenses, for 2019

•	Total loan growth of $2.7 billion, including $2.3 billion from UCFC merger and $0.4 billion organically, or 15% growth

•	Total deposit growth of $3.2 billion, including $2.1 billion from UCFC merger and $1.1 billion organically, or 38% growth

•	Pre-tax pre-provision ROAA of 1.87%, or 2.17% excluding merger-related expenses, compared to 1.93%, or 1.98% excluding merger-related expenses, for 2019

•	Efficiency ratio of 57.3%, or 50.1% core, compared to 60.1%, or 59.2% core, for 2019

•	ROAA of 0.96%, or 1.51% excluding merger-related provision and expenses

•	ROAE of 7.02%, or 11.06% excluding merger-related provision and expenses

DEFIANCE, OHIO (January 26, 2021) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2020 fourth quarter and year-end results including solid core profitability. On a GAAP basis, net income for the fourth quarter of 2020 was $30.8 million, or $0.82 per diluted common share, compared to net income of $12.5 million, or $0.63 per diluted common share, for the fourth quarter of 2019. Net income for the year ended December 31, 2020, was $63.1 million, or $1.75 per diluted common share, compared to $49.4 million, or $2.48 per diluted common share, for the year ended December 31, 2019. The year-over-year comparisons are substantially impacted by the acquisition of United Community Financial Corp. (“UCFC”) on January 31, 2020. The current year’s results include the impact of $2.2 million and $19.5 million of acquisition-related charges for the three and twelve months ended December 31, 2020, respectively, which had after-tax costs of $1.7 million and $15.8 million, respectively, or $0.05 and $0.44 per diluted common share, respectively. The three and twelve months ended December 31, 2019, included $0.9 million and $1.4 million of acquisition-related charges, respectively, which had after-tax costs of $0.7 million and $1.1 million, respectively, or $0.03 and $0.06 per diluted common share, respectively. Additionally, the current year’s twelve month provision expense of $44.3 million included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.57 per diluted common share. The full year of 2019 included a provision expense of $2.9 million and no acquisition impact. Excluding the impact of the acquisition-related provision and charges, earnings for the three and twelve months ended December 31, 2020, were $32.6 million and $99.3 million, respectively, or $0.87 and $2.76 per diluted common share, respectively.

“With core earnings per share up almost 9% from last year, we are proud to announce our eighth consecutive year of record core earnings performance,” said Donald P. Hileman, CEO of Premier. “Improving credit conditions and the successful completion of integration efforts in the fourth quarter paved the way to the strong finish for the year.”

CEO transition

The Boards of Directors and Donald P. Hileman set the date for his transition from CEO of Premier Financial Corp. and Premier Bank to Executive Chairman of both Boards of Directors at March 31, 2021, consistent with plans outlined in the Agreement and Plan of Merger between the Company and UCFC, dated September 9, 2019. On April 1, 2021, Gary M. Small will become CEO and President of both Premier Financial Corp. and Premier Bank and remain a member of the Boards of Directors.

“Don’s strong leadership as CEO over the past seven years and through the UCFC merger has been instrumental in creating a strong foundation for the continued success of the company,” said Gary M. Small, President of Premier. “We’ve worked closely over the past 16 months, preparing to ensure this is a smooth transition.”

Integration update

As previously announced, on January 31, 2020, the Company completed the strategic merger of equals with UCFC under which UCFC merged into Premier in a stock-for-stock transaction. The year-over-year comparison of Company results is substantially impacted by the UCFC merger, with 2020 fourth quarter and full year results including three and eleven months of operations from

UCFC, respectively, compared to none for the comparable periods in 2019. In June, the Company launched its newly designed logo and brand identity for Premier Financial Corp. and Premier Bank. The new tagline “Powered by People” honors the longstanding commitment both organizations have to their customers, communities and employees. In July, Premier Bank successfully completed its core systems conversion. The integration of teams, systems and processes for the combined organization was completed as expected.

“The fourth quarter and full-year performance reflected the benefits of our combined organization and the ability of our team to produce top-tier results in a very challenging environment,” said Small. “We are very pleased with our position as we enter 2021 and continue to implement enhancements designed to deliver a top-quality customer experience and exceptional performance.”

Business client support efforts

As a part of the CARES Act, the Small Business Administration created the Paycheck Protection Program (“PPP”) to provide small businesses with loans as a direct incentive to keep their workers on the payroll. Premier Bank actively participated in PPP for clients and made 2,880 loans for a total of $443.3 million for the year ended December 31, 2020. Total gross fees for these loans totaled $14.8 million. Premier Bank recognized $3.6 million and $8.0 million as loan interest income during the three and twelve months ended December 31, 2020, respectively. During the three months ended December 31, 2020, a total of $56.4 million in loans were extinguished; and Premier Bank recognized approximately $0.8 million of accelerated fees in loan interest income.

Net interest income up compared to fourth quarter of 2019

Net interest income of $55.0 million in the fourth quarter of 2020 was up from $29.5 million in the fourth quarter of 2019. The increase over the prior year’s fourth quarter was attributable to organic growth and three months of income from UCFC compared to none in 2019. Net interest margin was 3.47% for the fourth quarter of 2020, consistent with 3.47% in the third quarter of 2020, and down from 3.80% in the fourth quarter of 2019. Yield on interest earning assets decreased to 3.84% in the fourth quarter of 2020, down seven basis points from 3.91% in the third quarter of 2020. Total cost of funds decreased eight basis points in the fourth quarter of 2020 to 0.39% from 0.47% in the third quarter of 2020 while the total cost of interest-bearing liabilities decreased 15 basis points to 0.47% from 0.62%. The 2020 fourth quarter results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $0.7 million of accretion and interest expense includes $0.6 million of accretion, which combined added 10 basis points of net interest margin. The fourth quarter results also include the impact of PPP loans. Interest income includes $3.6 million on average balances of $426.5 million, which increased net interest margin by one basis point. Excluding the impact of acquisition marks and PPP loans, net interest margin would be 3.36% for the fourth quarter of 2020 compared to 3.41% for the third quarter of 2020.

“The beginning of PPP loan forbearances and accelerated fees in the fourth quarter allowed us to stabilize net interest margin,” said Hileman. “We continue to focus our strategies on managing funding costs and excess liquidity to help mitigate the impacts to core net interest margin.”

Non-interest income up from fourth quarter of 2019

Premier’s non-interest income in the fourth quarter of 2020 was $18.7 million compared with $11.8 million in the fourth quarter of 2019. Results for the fourth quarter of 2020 included three months of income from UCFC compared to none in 2019.

Mortgage banking income increased to $5.4 million in the fourth quarter of 2020 from $2.7 million in the fourth quarter of 2019. Gains from the sale of mortgage loans increased to $6.1 million in the fourth quarter of 2020 from $2.0 million in the fourth quarter of 2019. Mortgage loan servicing revenue increased to $1.9 million in the fourth quarter of 2020 from $1.0 million in the fourth quarter of 2019. Amortization of mortgage servicing rights increased to $2.2 million in the fourth quarter of 2020 from $0.6 million in the fourth quarter of 2019. Premier had a negative change in the valuation adjustment in mortgage servicing assets of $0.5 million in the fourth quarter of 2020 compared with a positive adjustment of $0.2 million in the fourth quarter of 2019. The year-over-year change for the fourth quarter is primarily due to increased prepayment speeds in the current down rate environment.

For the fourth quarter of 2020, service fees and other charges were $5.8 million, up from $3.7 million in the fourth quarter of 2019. Commissions from the sale of insurance products were $3.9 million, up from $3.1 million in the fourth quarter of 2019. Beginning with the second quarter of 2020, Premier began to report wealth management income, which represents trust income plus income for brokerage and financial advisory services that were previously reported in other non-interest income. Prior period amounts have been restated for consistency. Wealth management income was $1.8 million in the fourth quarter of 2020, up from $1.0 million in the fourth quarter of 2019.

“We remain pleased with the strength of our performance in non-interest income,” said Hileman. “While down seasonally from third quarter, mortgage banking was a significant contributor to our growth with $6.1 million in gains this quarter, up from $2.0 million last year, driven by continued exceptional residential loan origination activity and excellent gain on sale margins.”

Non-interest expenses up from fourth quarter of 2019

Total non-interest expense was $41.3 million in the fourth quarter of 2020, or $39.1 million excluding $2.2 million of acquisition related charges, up from $24.7 million in the fourth quarter of 2019, or $23.8 million excluding $0.9 million of acquisition related charges. Results for the fourth quarter of 2020 included three months of expenses from UCFC compared to none in 2019. Compensation and benefits increased to $19.9 million in the fourth quarter of 2020, compared to $14.6 million in the fourth quarter of 2019. Occupancy expense was $4.5 million in the fourth quarter of 2020, up from $2.3 million in the fourth quarter of 2019. Data processing cost was $3.8 million in the fourth quarter of 2020, up from $1.8 million in the fourth quarter of 2019. Amortization of intangibles was $1.7 million in the fourth quarter of 2020, up from $0.3 million in the fourth quarter of 2019. Other non-interest expense was $7.3 million in the fourth quarter of 2020, up from $4.2 million in the fourth quarter of 2019.

FDIC insurance premiums were a $1.0 million expense in the fourth quarter of 2020, up from a $0.2 million expense in the fourth quarter of 2019. The increase in expense from prior year is largely due to the increased size of Premier Bank post-merger and the impact of PPP. Although PPP loan balances are excludable from the asset-based component, they are not excludable from the leverage ratio component because the Company did not borrow from the PPP Liquidity Facility; and any loan funds that were in deposits would also increase the asset-based component.

Credit quality

Non-performing loans totaled $52.9 million at December 31, 2020, an increase from $48.3 million at September 30, 2020, and an increase from $13.5 million at December 31, 2019, due to the UCFC merger. In addition, Premier had $0.3 million of OREO at December 31, 2020, compared to $0.1 million at December 31, 2019. Accruing troubled debt restructured loans were $6.8 million at December 31, 2020, compared with $8.4 million at December 31, 2019.

On January 1, 2020, Premier adopted the Current Expected Credit Loss model of accounting for credit losses. This new GAAP model, which replaces the former incurred loss model, requires entities to estimate credit losses over the life of an asset or off-balance sheet exposure. Beginning with the second quarter of 2020, Premier began to report total provision for credit losses inclusive of amounts related to off-balance sheet unfunded commitments, which were previously reported in other non-interest expenses. Prior period amounts have been restated for consistency.

The 2020 fourth quarter results include net loan charge-offs of $0.7 million and a total provision credit of $6.8 million compared with net loan charge-offs of $91,000 and a total provision expense of $1.1 million for the same period in 2019. The allowance for credit loss on loans as a percentage of total loans was 1.49% at December 31, 2020, or 1.61% excluding PPP loans, compared with 1.63% at September 30, 2020, or 1.77% excluding PPP loans, and 1.12% at December 31, 2019. The year-over-year increase in the provision expense and allowance percentage is primarily attributable to the impact of the economic deterioration that began in the first quarter of 2020 as a result of the COVID-19 pandemic. As of December 31, 2020, Premier Bank had pandemic-related deferrals for $46.0 million of commercial loans, down from $434.6 million at September 30, and $7.4 million of retail loans, down from $48.2 million at September 30.

“The volatility of CECL was on display this quarter as we were able to release some reserves due to improving economic forecasts,” said Paul D. Nungester, CFO of Premier. “While we continue to experience some risk migration, the pace has slowed and begun to stabilize with criticized loans down to 4.3% at year-end from 4.5% last quarter.”

Annual results

For the year ended December 31, 2020, net income totaled $63.1 million, or $1.75 per diluted common share, compared to $49.4 million, or $2.48 per diluted common share for the year ended December 31, 2019. Results for the full year 2020 included eleven months of income and expenses from UCFC compared to none in 2019. The year-over-year comparison is also substantially impacted by the current year’s provision expense of $44.3 million, which included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.57 per diluted common share. The full year 2019 included a total provision expense of $2.9 million and no acquisition impact. Additionally, the current year’s results include the impact of $19.5 million of acquisition-related charges, which had an after-tax cost of $15.8 million, or $0.44 per diluted common share. The full year 2019 included $1.4 million of acquisition-related charges, which had an after tax cost of $1.3 million, or $0.06 per diluted common share. Excluding the impact of acquisition-related provision and charges, earnings for the full year 2020 were $99.3 million, or $2.76 per diluted common share compared to $50.7 million or $2.54 per diluted share for 2019.

Net interest income was $208.0 million for 2020 compared with $115.6 million for 2019. Average interest-earning assets increased to $5.93 billion in 2020 compared to $2.97 billion for 2019. Net interest margin for 2020 was 3.52%, down 41 basis points from the 3.93% margin reported for 2019. The 2020 results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $4.4 million of accretion and interest expense includes $3.9 million of accretion, which combined added 14 basis points of net interest margin. The 2020 results also include the impact of PPP loans. Interest income includes $8.0 million on average balances of $291.3 million, which reduced net interest margin by four basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin was 3.42% for 2020.

Non-interest income for 2020 was $80.7 million compared to $45.0 million for 2019. Service fees and other charges were $21.4 million for 2020, up from $14.0 million for 2019. Mortgage banking income was $28.2 million for 2020, up from $9.5 million for 2019. Insurance commissions were $16.8 million for 2020 compared with $14.1 million for 2019. Wealth management income was $6.2 million for 2020, up from $3.1 million for 2019.

Securities gains were $1.6 million in 2020, up from $24,000 in 2019. The Company early extinguished $30.0 million of fixed rate FHLB advances in the third quarter of 2020 that had a weighted average rate of 2.0% and incurred a prepayment penalty of $1.4 million recognized in other expenses. The Company sold $55.0 million of mortgage-backed securities yielding approximately 1.80% at a gain of $1.4 million. The proceeds from the sales were reinvested into securities yielding approximately 1.50% funded by overnight advances with a cost of approximately 20 basis points. The net effect of the transactions is expected to increase pretax income approximately $425,000 over the subsequent 12 months and enhance net interest margin by one basis point.

Non-interest expense was $165.2 million for 2020, or $145.7 million excluding acquisition-related charges, up from $97.1 million, or $95.7 million excluding acquisition-related charges, for the same period of 2019. Compensation and benefits expense was $77.2 million for 2020 compared with $57.2 million for 2019. Expenses also included increases in occupancy of $7.3 million, FDIC premiums of $2.9 million, data processing of $6.8 million, amortization of intangibles of $5.3 million and other expenses of $5.7 million. Additional detail regarding certain items impacting FDIC premiums and other expenses are discussed above.

Total assets at $7.21 billion

Total assets at December 31, 2020, were $7.21 billion compared to $6.97 billion at September 30, 2020, and $3.47 billion at December 31, 2019. Gross loans receivable (excluding loans held for sale) were $5.49 billion at December 31, 2020, compared to $5.47 billion at September 30, 2020, and $2.75 billion at December 31, 2019. At December 31, 2020, gross loans receivable grew $2.74 billion, or 100% from a year ago, including $2.30 billion from the UCFC merger and $0.44 billion organically, including $0.39 billion of PPP loans. Also, at December 31, 2020, goodwill and other intangible assets totaled $348.3 million compared to $350.0 million at September 30, 2020, and $103.8 million at December 31, 2019, with the increase attributable to the UCFC merger.

Total deposits at December 31, 2020, were $6.05 billion compared with $5.80 billion at September 30, 2020, and $2.87 billion at December 31, 2019. At December 31, 2020, total deposits grew $3.18 billion, or 111% from a year ago, including $2.08 billion from the UCFC merger and $1.10 billion organically.

Total stockholders’ equity was $982.3 million at December 31, 2020, compared to $959.0 million at September 30, 2020, and $426.2 million at December 31, 2019. The increase in stockholders’ equity from the prior year was due to net earnings and the UCFC merger, offset partially by the Company’s repurchase of 430,000 common shares for $10.1 million during the first quarter of 2020.

Buybacks authorization

At December 31, 2020, 570,000 common shares remained available for repurchase under the Company’s existing repurchase program. On January 26, 2020, the Company’s Board of Directors approved an increase in the Company’s repurchase authorization to up to 2,000,000 shares of common stock, or approximately 5% of current outstanding shares.

Dividend to be paid February 19

The Board of Directors declared a quarterly cash dividend of $0.24 per common share payable February 19, 2021, to shareholders of record at the close of business on February 12, 2021. The dividend represents an annual dividend of 3.6 percent based on the Premier common stock closing price on January 25, 2021. Premier has approximately 37,299,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Wednesday, January 27, 2021, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-877-444-1726. Internet access to the call is also available (in listen-only mode) at the following URL: https://services.choruscall.com/links/pfc210127.html. The replay of the conference call will be available at www.PremierFinCorp.com until January 26, 2022, at 9:00 a.m. ET.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio including James & Sons Insurance in Youngstown, Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Exchange Act of 1934, as amended. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of Premier Financial Corp. and its management, and specifically include statements regarding: changes in economic conditions; the nature, extent and timing of governmental actions and reforms; future movements of interest rates; the ability to benefit from a changing interest rate environment; the production levels of mortgage loan generation; the ability to continue to grow loans and deposits; the ability to sustain credit quality ratios at current or improved levels; continued strength in the market area for Premier Bank; the ability to sell real estate owned properties; and the ability to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including: impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis; the effects of various governmental responses to the COVID-19 pandemic; those inherent in general and local banking, insurance and mortgage conditions; competitive factors specific to markets in which Premier Financial Corp. and its subsidiaries operate; future interest rate levels; legislative and regulatory decisions or capital market conditions; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. One or more of these factors have affected or could in the future affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its December 31, 2020, consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)

Premier Financial Corp.

	December 31,	December 31,
(in thousands)	2020	2019
Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$79,593	$46,254
Interest-bearing deposits	79,673	85,000

	159,266	131,254

Available-for sale, carried at fair value	736,654	283,448
Trading securities, carried at fair value	1,090	—

Securities investments	737,744	283,448

Loans	5,491,240	2,777,564
Allowance for credit losses - loans	(82,079)	(31,243)

Loans, net	5,409,161	2,746,321
Loans held for sale	221,616	18,008
Mortgage servicing rights	13,153	10,267
Accrued interest receivable	25,434	10,244
Federal Home Loan Bank stock	16,026	11,915
Bank Owned Life Insurance	144,784	75,544
Office properties and equipment	58,665	39,563
Real estate and other assets held for sale	343	100
Goodwill	317,948	100,069
Core deposit and other intangibles	30,337	3,772
Other assets	77,257	38,487

Total Assets	$7,211,734	$3,468,992

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,597,262	$630,359
Interest-bearing deposits	4,450,579	2,239,966

Total deposits	6,047,841	2,870,325
Advances from FHLB and PPPLF	—	85,063
Notes payable and other interest-bearing liabilities	—	2,999
Subordinated debentures	84,860	36,083
Advance payments by borrowers for tax and insurance	21,748	5,491
Reserve for credit losses - unfunded commitments	5,350	571
Other liabilities	69,659	42,293

Total Liabilities	6,229,458	3,042,825
Stockholders’ Equity
Preferred stock	—	—
Common stock, net	306	127
Additional paid-in-capital	689,390	161,955
Accumulated other comprehensive income (loss)	15,004	4,595
Retained earnings	356,414	329,175
Treasury stock, at cost	(78,838)	(69,685)

Total stockholders’ equity	982,276	426,167

Total Liabilities and Stockholders’ Equity	$7,211,734	$3,468,992

Consolidated Statements of Income (Unaudited)

Premier Financial Corp.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Interest Income:
Loans	$57,694	$33,695	$225,084	$130,853
Investment securities	2,980	1,889	11,469	8,183
Interest-bearing deposits	44	537	435	1,395
FHLB stock dividends	98	120	958	653

Total interest income	60,816	36,241	237,946	141,084
Interest Expense:
Deposits	5,158	5,999	26,918	22,613
FHLB advances and other	1	431	1,691	1,443
Subordinated debentures	690	311	1,300	1,354
Notes Payable	—	2	32	25

Total interest expense	5,849	6,743	29,941	25,435

Net interest income	54,967	29,498	208,005	115,649
Provision for credit losses - loans	(6,158)	1,084	43,154	2,905
Provision (benefit) for credit losses - unfunded commitments	(606)	39	1,096	(21)

Total provision for credit losses	(6,764)	1,123	44,250	2,884

Net interest income after provision for loan losses	61,731	28,375	163,755	112,765
Non-interest Income:
Service fees and other charges	5,767	3,693	21,369	14,028
Mortgage banking income	5,436	2,683	28,199	9,483
Gain on sale of non-mortgage loans	90	11	324	226
Gain (loss) on sale of available for sale securities	—	13	1,464	24
Gain (loss) on trading securities	76	—	90	—
Insurance commissions	3,913	3,123	16,788	14,118
Wealth management income	1,808	964	6,159	3,127
Income from Bank Owned Life Insurance	845	456	3,306	2,158
Other non-interest income	734	873	2,985	1,792

Total Non-interest Income	18,669	11,816	80,684	44,956
Non-interest Expense:
Compensation and benefits	19,882	14,631	77,213	57,175
Occupancy	4,471	2,277	16,320	9,027
FDIC insurance premium	983	208	3,355	484
Financial institutions tax	1,106	526	4,173	2,193
Data processing	3,752	1,763	14,886	8,055
Amortization of intangibles	1,668	281	6,449	1,120
Acquisition related charges	2,190	882	19,485	1,422
Other non-interest expense	7,261	4,153	23,289	17,608

Total Non-interest Expense	41,313	24,721	165,170	97,084

Income before income taxes	39,087	15,470	79,269	60,637
Income tax expense	8,240	2,953	16,192	11,267

Net Income	$30,847	$12,517	$63,077	$49,370

Earnings per common share:
Basic	$0.83	$0.63	$1.75	$2.49
Diluted	$0.82	$0.63	$1.75	$2.48

Average Shares Outstanding:
Basic	37,311	19,792	35,902	19,844
Diluted	37,350	19,895	35,949	19,931

Financial Summary and Comparison (Unaudited)

Premier Financial Corp.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(dollars in thousands, except per share data)	2020	2019	% change	2020	2019	% change
Summary of Operations

Tax-equivalent interest income (2)	$61,067	$36,473	67.4%	$238,964	$142,051	68.2%
Interest expense	5,849	6,743	(13.3)	29,941	25,435	17.7
Tax-equivalent net interest income (2)	55,218	29,730	85.7	209,023	116,616	79.2
Provision for credit losses	(6,764)	1,123	(702.3)	44,250	2,884	1,434.3
Core provision for credit losses (4)	(6,764)	1,123	(702.3)	18,301	2,884	534.6
Investment securities gains (losses)	76	13	NM	1,554	24	NM
Non-interest income (excluding securities gains/losses)	18,593	11,803	57.5	79,130	44,932	76.1
Non-interest expense	41,313	24,721	67.1	165,170	97,084	70.1
Core non-interest expense (4)	39,123	23,839	64.1	144,278	95,662	50.8
Income tax expense	8,240	2,953	179.0	16,192	11,267	43.7
Net income	30,847	12,517	146.4	63,077	49,370	27.8
Core net income (4)	32,577	13,214	146.5	99,348	50,679	96.0
Tax equivalent adjustment (2)	251	232	8.2	1,018	967	5.3

At Period End
Assets	7,211,734	3,468,992	107.9
Earning assets	6,546,299	3,175,564	106.1
Loans	5,491,240	2,777,564	97.7
Allowance for credit losses - loans	82,079	31,243	162.7
Deposits	6,047,841	2,870,325	110.7
Stockholders’ equity	982,276	426,167	130.5

Average Balances
Assets	7,089,060	3,425,097	107.0	6,592,633	3,283,780	100.8
Earning assets	6,363,306	3,107,224	104.8	5,931,965	2,969,662	99.8
Loans	5,609,116	2,688,519	108.6	5,224,357	2,597,864	101.1
Deposits and interest-bearing liabilities	6,044,049	2,954,049	104.6	5,604,699	2,830,244	98.0
Deposits	5,956,550	2,830,043	110.5	5,362,436	2,717,224	97.3
Stockholders’ equity	946,223	420,352	125.1	898,092	406,286	121.0
Stockholders’ equity / assets	13.35%	12.27%	8.8	13.62%	12.37%	10.1

Per Common Share Data
Net Income (Loss)
Basic	$0.83	$0.63	31.1	$1.75	$2.49	(29.5)
Diluted	0.82	0.63	30.9	1.75	2.48	(29.3)
Core diluted (4)	0.87	0.66	31.8	$2.76	2.54	8.7
Dividends	0.22	0.22	—	0.88	0.79	11.4
Market Value:
High	$23.49	$32.39	(27.5)	$32.05	$32.39	(1.0)
Low	14.90	27.77	(46.3)	10.98	24.12	(54.5)
Close	23.00	31.32	(26.6)	23.00	31.32	(26.6)
Common Book Value	26.34	21.60	21.9	26.34	21.60	21.9
Tangible Common Book Value (1)	17.00	16.34	4.0	17.00	16.34	4.0
Shares outstanding, end of period (000s)	37,291	19,730	89.0	37,291	19,730	89.0

Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.47%	3.80%	(8.7)	3.52%	3.93%	(10.4)
Return on average assets	1.73%	1.45%	19.4	0.96%	1.50%	(36.2)
Core return on average assets (4)	1.83%	1.53%	19.4	1.51%	1.54%	(2.4)
Return on average equity	12.97%	11.81%	9.8	7.02%	12.15%	(42.2)
Core return on average equity (4)	13.70%	12.47%	9.8	11.06%	12.47%	(11.3)
Efficiency ratio (3)	55.97%	59.52%	(6.0)	57.32%	60.10%	(4.6)
Core efficiency ratio (4)	53.00%	57.40%	(7.7)	50.07%	59.22%	(15.4)
Effective tax rate	21.08%	19.09%	10.4	20.43%	18.58%	9.9
Dividend payout ratio (core)	25.29%	33.33%	(24.1)	31.88%	31.10%	2.5

Note: 2020 current quarter and year-to-date results include three and eleven months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Tangible common book value = total stockholders’ equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(3)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(4)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.

NM Percentage change not meaningful

Premier Financial Corp.

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Mortgage Banking	2020	2019	2020	2019
Revenue from sales and servicing of mortgage loans:
Gain from sale of mortgage loans	$6,146	$2,035	$36,359	$7,706
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,916	978	7,296	3,820
Amortization of mortgage servicing rights	(2,174)	(553)	(7,477)	(1,809)
Mortgage servicing rights valuation adjustments	(452)	223	(7,979)	(234)

	(710)	648	(8,160)	1,777

Total revenue from sale and servicing of mortgage loans	$5,436	$2,683	$28,199	$9,483

Mortgage servicing rights:
Balance at beginning of period	$21,538	$10,617	$10,801	$10,419
Loans sold, servicing retained	2,302	737	8,595	2,191
Mortgage servicing rights acquired	—	—	9,747	—
Amortization	(2,174)	(553)	(7,477)	(1,809)

Carrying value before valuation allowance at end of period	21,666	10,801	21,666	10,801
Valuation allowance:
Balance at beginning of period	(8,061)	(758)	(534)	(300)
Impairment recovery (charges)	(452)	224	(7,979)	(234)

Balance at end of period	(8,513)	(534)	(8,513)	(534)

Net carrying value at end of period	$13,153	$10,267	$13,153	$10,267

Goodwill and Purchase Price Accounting
Deal Value:
Shares issued (000s)	17,926
1/31/20 Price	$29.39

Stock value	526,850
Fair value of options exchanged	461
Cash in lieu of fractional shares	132

Total value	$527,443

Allocation:
Cash and cash equivalents	$52,580
Securities available-for sale	262,753	(1)
Net loans, including loans held for sale and allowance	2,340,701	(2)
Federal Home Loan Bank stock	12,753
Office properties and equipment	20,253	(3)
Core deposit and other intangibles	33,014	(4)
Bank Owned Life Insurance	65,934
Mortgage servicing rights	9,747	(5)
Other assets	35,943
Non-interest-bearing deposits	(430,921)
Interest-bearing deposits	(1,651,669	) (6)
Advances from Federal Home Loan Bank	(381,000)
Other liabilities	(60,524)

Net assets	309,564
Goodwill	217,879

Total value	$527,443

Note: 2020 current quarter and year-to-date results include three and eleven months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Includes $13.8 million of accumulated losses to be amortized against interest income over ~7 years.
(2)

Includes $27.2 million non-PCD credit mark down to be accreted into interest income over ~5 years, $8.8 million total rate mark up to be amortized against interest income over ~5 years, $19.1 million elimination of allowance and $7.7 million PCD credit mark addition to allowance.

(3)	Includes $2.1 million mark down that reduces future depreciation.
(4)

Includes $29.3 million of core deposit intangible to be amortized to expense using sum-of-the-years digits over 10 years and $3.7 million of insurance/trust/wealth intangibles to be amortized to expense over ~10 years.

(5)	Includes $3.0 million mark up to be amortized against mortgage banking income over ~8.5 years.
(6)	Includes $7.1 million rate mark up on time-based deposits to be accreted against interest expense over ~2 years based on maturities.

Yield Analysis

Premier Financial Corp.

	Three Months Ended December 31,
	(dollars in thousands)
	2020			2019
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,609,116	$57,715	4.12%	$2,688,519	$33,716	4.98%
Securities	632,989	3,210	2.03%	287,172	2,100	2.96	% (3)
Interest Bearing Deposits	102,053	44	0.17%	119,618	537	1.78%
FHLB stock	19,148	98	2.05%	11,915	120	4.00%

Total interest-earning assets	6,363,306	61,067	3.84%	3,107,224	36,473	4.67%
Non-interest-earning assets	725,754			317,873

Total assets	$7,089,060			$3,425,097

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,411,557	$5,158	0.47%	$2,205,673	$5,999	1.08%
FHLB advances and other	2,663	1	0.15%	85,291	431	2.00%
Subordinated debentures	84,836	690	3.25%	36,083	311	3.42%
Notes payable	—	—	—	2,632	2	0.30%

Total interest-bearing liabilities	4,499,056	5,849	0.52%	2,329,679	6,743	1.15%
Non-interest bearing deposits	1,544,993	—	—	624,370	—	—

Total including non-interest-bearing deposits	6,044,049	5,849	0.39%	2,954,049	6,743	0.91%
Other non-interest-bearing liabilities	98,788			50,696

Total liabilities	6,142,837			3,004,745
Stockholders’ equity	946,223			420,352

Total liabilities and stockholders’ equity	$7,089,060			$3,425,097

Net interest income; interest rate spread		$55,218	3.32%		$29,730	3.52%

Net interest margin (4)			3.47%			3.80%

Average interest-earning assets to average interest bearing liabilities			141%			133%

	Twelve Months Ended December 31,
	2020			2019
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,224,357	$225,179	4.31%	$2,597,864	$130,943	5.04%
Securities	544,643	12,393	2.28%	294,027	9,060	3.08	% (3)
Interest Bearing Deposits	124,011	435	0.35%	65,424	1,395	2.13%
FHLB stock	38,954	958	2.46%	12,347	653	5.29%

Total interest-earning assets	5,931,965	238,965	4.03%	2,969,662	142,051	4.78%
Non-interest-earning assets	660,668			314,118

Total assets	$6,592,633			$3,283,780

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,050,958	$26,918	0.66%	$2,122,439	$22,613	1.07%
FHLB advances and other	187,745	1,692	0.90%	73,013	1,443	1.98%
Subordinated debentures	48,471	1,300	2.68%	36,083	1,354	3.75%
Notes payable	6,047	32	0.53%	3,924	25	0.64%

Total interest-bearing liabilities	4,293,221	29,942	0.70%	2,235,459	25,435	1.14%
Non-interest bearing deposits	1,311,478	—	—	594,785	—	—

Total including non-interest-bearing deposits	5,604,699	29,942	0.53%	2,830,244	25,435	0.90%
Other non-interest-bearing liabilities	89,842			47,250

Total liabilities	5,694,541			2,877,494
Stockholders’ equity	898,092			406,286

Total liabilities and stockholders’ equity	$6,592,633			$3,283,780

Net interest income; interest rate spread		$209,023	3.33%		$116,616	3.64%

Net interest margin (4)			3.52%			3.93%

Average interest-earning assets to average interest bearing liabilities			138%			133%

Note: 2020 current quarter and year-to-date results include three and eleven months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)

Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2)	Annualized.
(3)	Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Selected Quarterly Information

Premier Financial Corp.

(dollars in thousands, except per share data)	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019
Summary of Operations
Tax-equivalent interest income (1)	$61,067	$60,418	$62,705	$54,773	$36,473
Interest expense	5,849	6,888	8,145	9,059	6,743
Tax-equivalent net interest income (1)	55,218	53,530	54,560	45,714	29,730
Provision for credit losses	(6,764)	2,794	2,975	45,244	1,123
Core provision for credit losses (3)	(6,764)	2,794	2,975	19,295	1,123
Investment securities gains (losses)	76	1,480	(2)	—	13
Non-interest income (excluding securities gains/losses)	18,593	23,520	23,017	13,999	11,803
Non-interest expense	41,313	43,563	37,984	42,310	24,721
Core non-interest expense (3)	39,123	38,445	35,885	30,824	23,839
Income tax expense (benefit)	8,240	6,259	7,303	(5,610)	2,953
Net income (loss)	30,847	25,655	29,057	(22,482)	12,517
Core net income (3)	32,577	28,587	30,715	7,470	13,214
Tax equivalent adjustment (1)	251	259	256	251	232

At Period End
Total assets	$7,211,734	$6,974,953	$7,013,811	$6,538,942	$3,468,992
Earning assets	6,546,299	6,340,132	6,345,655	5,889,186	3,175,935
Loans	5,491,240	5,470,548	5,457,238	5,113,917	2,777,564
Allowance for loan losses	82,079	88,917	88,555	85,859	31,243
Deposits	6,047,841	5,795,757	5,759,843	4,994,148	2,870,325
Stockholders’ equity	982,276	959,025	940,968	916,843	426,167
Stockholders’ equity / assets	13.62%	13.75%	13.42%	14.02%	12.29%
Goodwill	317,948	317,948	317,948	317,520	100,069

Average Balances
Total assets	$7,089,060	$6,935,783	$7,005,783	$5,357,598	$3,425,097
Earning assets	6,363,306	6,211,267	6,247,037	4,862,532	3,107,224
Loans	5,609,116	5,555,621	5,389,805	4,317,857	2,688,519
Deposits and interest-bearing liabilities	6,044,049	5,901,652	5,963,127	4,488,003	2,954,049
Deposits	5,956,550	5,738,006	5,490,986	4,240,053	2,830,043
Stockholders’ equity	946,223	927,506	932,793	787,519	420,352
Stockholders’ equity / assets	13.35%	13.37%	13.31%	14.70%	12.27%

Per Common Share Data
Net Income (Loss):
Basic	$0.83	$0.69	$0.78	$(0.71)	$0.63
Diluted	0.82	0.69	0.78	(0.71)	0.63
Core diluted (3)	0.87	0.77	0.82	0.24	0.66
Dividends	0.22	0.22	0.22	0.22	0.22
Market Value:
High	$23.49	$21.24	$20.11	$32.05	$32.39
Low	14.90	14.74	12.95	10.98	27.77
Close	23.00	15.58	17.67	14.74	31.32
Common Book Value	26.34	25.71	25.23	24.58	21.60
Shares outstanding, end of period (000s)	37,291	37,297	37,296	37,288	19,730

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.47%	3.47%	3.51%	3.78%	3.80%
Return on average assets	1.73%	1.49%	1.67%	-1.69%	1.45%
Core return on average assets (3)	1.83%	1.64%	1.76%	0.56%	1.53%
Return on average equity	12.97%	11.12%	12.53%	-11.48%	11.81%
Core return on average equity (3)	13.70%	12.26%	13.24%	3.82%	12.47%
Efficiency ratio (2)	55.97%	56.54%	48.96%	70.86%	59.52%
Core efficiency ratio (3)	53.00%	49.90%	46.26%	51.62%	57.40%
Effective tax rate	21.08%	19.61%	20.09%	19.97%	19.09%
Common dividend payout ratio (core)	25.29%	28.57%	26.83%	91.67%	34.92%

Note: 2020 current quarter and year-to-date results include three and eleven months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(3)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.

Selected Quarterly Information

Premier Financial Corp.

(dollars in thousands, except per share data)	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019
Loan Portfolio Composition
One to four family residential real estate	$1,201,051	$1,194,940	$1,226,106	$1,265,901	$324,773
Construction	667,649	580,060	509,548	521,442	305,305
Commercial real estate	2,383,001	2,328,944	2,266,189	2,200,266	1,506,026
Commercial	1,202,353	1,263,565	1,244,549	897,865	578,071
Consumer finance	120,729	128,995	146,139	137,679	37,649
Home equity and improvement	272,701	281,010	290,459	301,146	122,864

Total loans	5,847,484	5,777,514	5,682,990	5,324,299	2,874,688
Less:
Undisbursed loan funds	355,065	300,174	221,137	206,236	94,865
Deferred loan origination fees	1,179	6,792	4,615	4,146	2,259
Allowance for credit losses - loans	82,079	88,917	88,555	85,859	31,243

Net Loans	$5,409,161	$5,381,631	$5,368,683	$5,028,058	$2,746,321

Allowance for credit losses - loans
Beginning allowance	$88,917	$88,555	$85,859	$31,243	$30,250
CECL adoption	—	—	—	2,354	—
Acquisition related allowance/provision (non PCD)	—	—	—	25,949	—
Acquisition related allowance/goodwill (PCD)	—	—	—	7,698	—
Provision for credit losses - loans	(6,158)	3,658	1,868	17,837	1,084
Net recoveries (charge-offs)	(680)	(3,296)	828	778	(91)

Ending allowance	$82,079	$88,917	$88,555	$85,859	$31,243

Credit Quality
Total non-performing loans (1)	$51,983	$48,322	$39,470	$32,692	$13,437
Real estate owned (REO)	343	521	573	548	100

Total non-performing assets (2)	$52,326	$48,843	$40,043	$33,240	$13,537

Net charge-offs (recoveries)	680	3,296	(828)	(778)	91

Restructured loans, accruing (3)	7,173	8,499	7,916	7,474	8,427

Allowance for credit losses - loans / loans	1.49%	1.63%	1.62%	1.68%	1.12%
Allowance for credit losses - loans / non-performing assets	156.86%	182.05%	221.15%	259.07%	230.80%
Allowance for credit losses - loans / non-performing loans	157.90%	184.01%	224.36%	263.43%	232.51%
Non-performing assets / loans plus REO	0.95%	0.89%	0.73%	0.65%	0.49%
Non-performing assets / total assets	0.73%	0.70%	0.57%	0.51%	0.39%
Net charge-offs / average loans (annualized)	0.05%	0.24%	-0.06%	-0.07%	0.01%

Deposit Balances
Non-interest-bearing demand deposits	$1,597,262	$1,436,807	$1,454,842	$1,041,315	$630,359
Interest-bearing demand deposits and money market	2,627,669	2,511,263	2,361,486	2,069,723	1,198,012
Savings deposits	700,480	674,354	671,650	606,508	303,166
Retail time deposits less than $250,000	912,006	975,658	1,078,758	1,091,038	631,253
Retail time deposits greater than $250,000	210,424	197,675	193,107	185,564	107,535

Total deposits	$6,047,841	$5,795,757	$5,759,843	$4,994,148	$2,870,325

(1)	Non-performing loans consist of non-accrual loans.
(2)	Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3)	Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Premier Financial Corp.

Loan Delinquency Information

(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total
December 31, 2020
One to four family residential real estate	$1,201,051	$1,178,876	$8,318	0.7%	$13,857	1.2%
Construction	667,649	664,248	2,294	0.3%	1,107	0.2%
Commercial real estate	2,383,001	2,359,299	993	0.0%	22,709	1.0%
Commercial	1,202,353	1,192,949	9	0.0%	9,395	0.8%
Consumer finance	120,729	116,632	2,248	1.9%	1,849	1.5%
Home equity and improvement	272,701	265,023	4,612	1.7%	3,066	1.1%

Total loans	$5,847,484	$5,777,027	$18,474	0.3%	$51,983	0.9%

September 30, 2020
One to four family residential real estate	$1,194,940	$1,173,175	$10,562	0.9%	$11,203	0.9%
Construction	580,060	578,110	1,587	0.3%	363	0.1%
Commercial real estate	2,328,944	2,305,223	703	0.0%	23,018	1.0%
Commercial	1,263,565	1,253,474	212	0.0%	9,879	0.8%
Consumer finance	128,995	125,260	2,682	2.1%	1,053	0.8%
Home equity and improvement	281,010	273,041	5,125	1.8%	2,844	1.0%

Total loans	$5,777,514	$5,708,283	$20,871	0.4%	$48,360	0.8%

December 31, 2019
One to four family residential real estate	$324,773	$321,058	$1,298	0.4%	$2,417	0.7%
Construction	305,305	305,305	—	0.0%	—	0.0%
Commercial real estate	1,506,026	1,497,845	546	0.0%	7,635	0.5%
Commercial	578,071	574,593	519	0.1%	2,959	0.5%
Consumer finance	37,649	37,444	205	0.5%	—	0.0%
Home equity and improvement	122,864	121,211	1,205	1.0%	448	0.4%

Total loans	$2,874,688	$2,857,456	$3,773	0.1%	$13,459	0.5%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total
December 31, 2020
One to four family residential real estate	$1,186,262	$1,183,104	$796	0.1%	$2,362	0.2%
Construction	667,649	647,906	19,743	3.0%	—	0.0%
Commercial real estate	2,359,713	2,202,167	111,213	4.7%	46,333	2.0%
Commercial	1,174,545	1,143,715	23,713	2.0%	7,117	0.6%
Consumer finance	119,841	119,736	—	0.0%	105	0.1%
Home equity and improvement	268,311	267,872	—	0.0%	439	0.2%
PCD loans	71,163	33,311	3,832	5.4%	34,020	47.8%

Total loans	$5,847,484	$5,597,811	$159,297	2.7%	$90,376	1.5%

September 30, 2020
One to four family residential real estate	$1,182,709	$1,179,490	$268	0.0%	$2,951	0.2%
Construction	279,886	256,743	23,143	8.3%	—	0.0%
Commercial real estate	2,305,320	2,165,668	108,011	4.7%	31,641	1.4%
Commercial	1,222,180	1,188,604	24,618	2.0%	8,958	0.7%
Consumer finance	129,144	129,025	—	0.0%	119	0.1%
Home equity and improvement	276,246	275,831	—	0.0%	415	0.2%
PCD loans	75,063	28,867	11,442	15.2%	34,754	46.3%

Total loans	$5,470,548	$5,224,228	$167,482	3.1%	$78,838	1.4%

December 31, 2019
One to four family residential real estate	$326,144	$322,250	$415	0.1%	$3,479	1.1%
Construction	206,721	205,076	1,645	0.8%	—	0.0%
Commercial real estate	1,512,359	1,462,065	27,197	1.8%	23,097	1.5%
Commercial	579,911	548,012	24,162	4.2%	7,737	1.3%
Consumer finance	37,836	37,816	—	0.0%	20	0.1%
Home equity and improvement	123,722	123,407	—	0.0%	315	0.3%

Total loans	$2,786,693	$2,698,626	$53,419	1.9%	$34,648	1.2%

COVID-19 Update

Premier Financial Corp.

($ in thousands)

Deferrals Update	12/31/2020	9/30/2020
Commercial loan deferrals	$46,038	$434,554
% of commercial loans	1.2%	11.4%
% of total loans	0.8%	7.9%
Retail loan deferrals	$7,412	$48,187
% of retail loans	0.4%	2.9%
% of total loans	0.1%	0.9%
Total loan deferrals	$53,450	$482,741
% of total loans	1.0%	8.8%

Commercial High Sensitivity Portfolio Update	As of 12/31/20			As of 9/30/20
Industry	% of Total Loans	% Balances Deferred	% Classified in Subsector	% of Total Loans	% Balances Deferred	% Classified in Subsector
Traveler Accommodation	2.8%	15.0%	11.6%	2.8%	60.7%	3.9%
Food Service	1.0%	0.0%	0.5%	1.0%	22.4%	0.6%

Sub-total	3.8%	11.0%	8.6%	3.7%	51.0%	3.1%
Retail Trade and CRE	9.3%	0.2%	1.7%	9.4%	17.7%	1.3%
Long-term Care	2.0%	2.2%	12.4%	1.9%	10.8%	11.0%
Arts/Entertainment/Recreation	0.4%	0.0%	1.9%	0.4%	37.8%	2.5%
Energy	0.1%	0.0%	0.0%	0.1%	0.0%	0.0%

Total	15.6%	3.1%	4.7%	15.6%	25.2%	3.0%

Commercial Loan Deferral Rollforward	9/30/20 Balance	New Deferrals	Payoffs/ Changes	Return to Pay(1)	12/31/20 Balance	4Q20 Extensions
Interest only 1-3 months	$12,314	$—	$(23)	$(6,854)	$5,437	$5,437
Interest only 4-5 months	26,943	—	(60)	(26,883)	—	—
Interest only 6 months	55,196	—	17,060	(45,568)	26,688	17,472
Deferred payment 1-90 days	57,262	824	(16,603)	(31,079)	10,404	—
Deferred payment 91-179 days	6,497	—	(1)	(6,496)	—	—
Deferred payment 180 days	276,342	—	(726)	(272,107)	3,509	—

Total	$434,554	$824	$(353)	$(388,987)	$46,038	$22,909

Commercial Loan Deferral Expirations Update	12/31/20 Balance
January	$15,698
February	5,075
March	—
April	25,265
May	—
June	—

Total	$46,038

(1)	Represents approximately 94.2% of previously disclosed fourth quarter 2020 scheduled expirations.

Non-GAAP Reconciliations

Premier Financial Corp.

	Twelve months ended
(In thousands, except per share and ratio data)	12/31/20	12/31/19	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019
Acquisition related charges (pre-tax)	$19,485	$1,422	$2,190	$3,711	$2,099	$11,486	$882
Less: Tax benefit of acquisition related charges	3,714	113	460	779	441	2,034	185

Acquisition related charges (after-tax)	$15,771	$1,309	$1,730	$2,932	$1,658	$9,452	$697

Total non-interest expenses	$165,170	$97,084	$41,313	$43,563	$37,984	$42,310	$24,721
Less: Acquisition related charges (pre-tax)	19,485	1,422	2,190	3,711	2,099	11,486	882
Less: FHLB prepayment charges(1)	1,407	—	—	1,407	—	—	—

Core non-interest expenses	$144,278	$95,662	$39,123	$38,445	$35,885	$30,824	$23,839

Acquisition related provision (pre-tax)	$25,949	$—	$—	$—	$—	$25,949	$—
Less: Tax benefit of acquisition related provision	5,449	—	—	—	—	5,449	—

Acquisition related provision (after-tax)	$20,500	$—	$—	$—	$—	$20,500	$—

Provision for credit losses	$44,250	$2,884	$(6,764)	$2,794	$2,975	$45,244	$1,123
Less: Acquisition related provision (pre-tax)	25,949	—	—	—	—	25,949	—

Core provision for credit losses	$18,301	$2,884	$(6,764)	$2,794	$2,975	$19,295	$1,123

Non-interest income	$80,684	$44,956	$18,669	$25,000	$23,015	$13,999	$11,816
Less: Securities gains (losses)	1,554	24	76	1,480	(2)	—	13

Non-interest income (excluding securities gains/losses)	$79,130	$44,932	$18,593	$23,520	$23,017	$13,999	$11,803

Tax-equivalent net interest income	$209,023	$116,616	$55,218	$53,530	$54,560	$45,714	$29,730
Non-interest income (excluding securities gains/losses)	79,130	44,932	18,593	23,520	23,017	13,999	11,803

Total revenues	288,153	161,548	73,811	77,050	77,577	59,713	41,533
Core non-interest expenses	$144,278	$95,662	$39,123	$38,445	$35,885	$30,824	$23,839

Core efficiency ratio	50.07%	59.22%	53.00%	49.90%	46.26%	51.62%	57.40%

Income (loss) before income taxes	$79,269	$60,637	$39,087	$31,914	$36,360	$(28,092)	$15,470
Add: Provision for credit losses	44,250	2,884	(6,764)	2,794	2,975	45,244	1,123

Pre-tax pre-provision income	123,519	63,521	32,323	34,708	39,335	17,152	16,593
Add: Acquisition related charges (pre-tax)	19,485	1,422	2,190	3,711	2,099	11,486	882

Core pre-tax pre-provision income	$143,004	$64,943	$34,513	$38,419	$41,434	$28,638	$17,475
Average total assets	$6,592,633	$3,283,780	$7,089,060	$6,935,783	$7,005,783	$5,357,598	$3,425,097
Core pre-tax pre-provision return on average assets	2.17%	1.98%	1.94%	2.20%	2.38%	2.15%	2.02%

Net income (loss)	$63,077	$49,370	$30,847	$25,655	$29,057	$(22,482)	$12,517
Add: Acquisition related provision (after-tax)	20,500	1,309	—	—	—	20,500	—
Add: Acquisition related charges (after-tax)	15,771	—	1,730	2,932	1,658	9,452	697

Core net income	$99,348	$50,679	$32,577	$28,587	$30,715	$7,470	$13,214

Diluted shares - Reported	35,949	19,931	37,350	37,334	37,324	31,642	19,895
Add: Dilutive shares for core net income	—	—	—	—	—	121	—

Diluted shares - Core	35,949	19,931	37,350	37,334	37,324	31,763	19,895

Core diluted EPS	$2.76	$2.54	$0.87	$0.77	$0.82	$0.24	$0.66

Average total assets	$6,592,633	$3,283,780	$7,089,060	$6,935,783	$7,005,783	$5,357,598	$3,425,097
Core return on average assets	1.51%	1.54%	1.83%	1.64%	1.76%	0.56%	1.53%

Average total equity	$898,092	$406,286	$946,223	$927,506	$932,793	$787,519	$420,352
Core return on average equity	11.06%	12.47%	13.70%	12.26%	13.24%	3.82%	12.47%

Note: 2020 current quarter and year-to-date results include three and eleven months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Represents prepayment penalties on FHLB early extinguishments funded by gains on securities sales that are excluded from revenues for efficiency ratio calculation.